                                                                                                                    February 1, 2017

Dominion Announces Fourth-Quarter and Full-Year 2016 Earnings

•	Full-year 2016 reported earnings of $3.44 per share
•	Full-year 2016 operating earnings of $3.80 per share, at the midpoint of Dominion's guidance of $3.60 to $4.00 per share
•	Company introduces 2017 operating earnings guidance of $3.40 to $3.90 per share
•	Company expects at least 10% growth in operating earnings in 2018 and compound average growth of 6-8% through 2020

RICHMOND, Va. – Dominion Resources (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended Dec. 31, 2016, of $457 million ($0.73 per share) compared with earnings of $357 million ($0.60 per share) for the same period in 2015.  Reported earnings for the 12 months ended Dec. 31, 2016 were $2.1 billion ($3.44 per share) compared with earnings of $1.9 billion ($3.20 per share) for the same period in 2015.

Operating earnings for the three months ended Dec. 31, 2016, were $618 million ($0.99 per share), compared to operating earnings of $416 million ($0.70 per share) for the same period in 2015.  Operating earnings for the 12 months ended Dec. 31, 2016 were $2.3 billion ($3.80 per share), compared to operating earnings of $2.0 billion ($3.44 per share) for the same period in 2015.  Operating earnings are defined as reported earnings adjusted for certain items.

The principal difference between reported earnings and operating earnings for the quarter is related to charges associated with future ash pond and landfill closures.  The principal difference between reported earnings and operating earnings for the full year is related to charges associated with future ash pond and landfill closures, costs associated with the Dominion-Questar combination and the company's organizational design initiative.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

"We are very pleased with our strong safety, operational and financial performance in 2016.   Operating earnings per share were in the middle of our guidance range and 10 percent above last year's.  In December, our Board established a 2017 dividend rate that would result in an increase of 8 percent from 2016.  This is the third straight year of 8 percent annual dividend growth, which is among the best in the industry.  We anticipate being able to increase the dividend at greater than 8 percent beginning in 2018.

"Our employees set another new company-wide safety record.  Several projects began operating, including Brunswick County Power Station, which was honored with a number of industry awards – Best Overall Generation Project of the Year among them.

"We continue executing on our growth projects, and have begun constructing the 1,588-megawatt Greensville County combined-cycle power station. The project is on time and on budget.

"Our Cove Point Liquefaction project made significant progress this year. It is now 84 percent complete and is on time, with an expected in-service date in late 2017.

"We received a draft Environmental Impact Statement from FERC for the Atlantic Coast Pipeline and the related Supply Header project. Our company continues working toward a construction start date later this year.  We expect to complete these projects in late 2019."

FULL-YEAR 2016 REPORTED AND OPERATING EARNINGS COMPARED TO 2015
Reported earnings in 2016 were 24 cents per share higher than full-year reported earnings in 2015.  Business segment results and detailed descriptions of items included in 2016 and 2015 reported earnings but excluded from operating earnings may be found on Schedules 1, 2, and 3 of this release.

Operating earnings in 2016 rose 36 cents per share from full-year 2015 operating earnings of $3.44 per share.  The increase in operating earnings was primarily attributable to growth projects in our regulated electric and gas service areas, lower capacity expenses and investment tax credits from solar facilities.  Offsetting drivers for the year included lower farmout earnings, higher depreciation, interest costs and share dilution.

Details of fourth-quarter and full-year 2016 operating earnings as compared to 2015 may be found on Schedule 4 of this release.

OPERATING EARNINGS GUIDANCE
Dominion expects full-year 2017 operating earnings in the range of $3.40-$3.90 per share, compared to full-year 2016 operating earnings of $3.80 per share.  Positive drivers include increased revenues from our growth projects and the addition of Dominion Questar. The company expects negative drivers for the year to include a reduction of Cove Point import contract revenues, a second Millstone refueling outage, lower hedged power prices at Millstone, a step down in solar investment tax credits and share dilution.

First-quarter 2017 operating earnings are expected to be in the range of $0.90-$1.10 per share.

Expected revenues from Cove Point export contracts, along with other growth drivers, support at least 10 percent year over year growth in full-year 2018 operating earnings.  Furthermore, Dominion expects a 6 to 8 percent compound average growth rate in earnings through 2020 from a 2017 base reflecting contributions from its diverse portfolio of businesses.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the aggregate impact of these items on future period reported earnings.

CONFERENCE CALL TODAY
Dominion will host its fourth-quarter earnings conference call at 10 a.m. ET on Wednesday, Feb. 1, 2017.  Management will discuss fourth-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at www.dom.com/investors and www.dommidstream.com/investors.

A replay of the conference call will be available beginning about 1 p.m. ET Feb. 1 and lasting until 11 p.m. ET Feb. 8.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 61568881.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day Feb. 1.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 26,400 megawatts of generation, 14,600 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion operates one of the nation's largest natural gas storage systems with 1 trillion cubic feet of storage capacity and serves more than 6 million utility and retail energy customers. For more information about Dominion, visit the company's website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for full-year 2017 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in our industries, changes in the demand for Dominion's services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, impacts of acquisitions, divestitures, transfers of assets to joint ventures or Dominion Midstream and retirements of assets based on asset portfolio reviews, the receipt of approvals for, and timing of, closing dates for acquisitions and divestitures, the timing and execution of Dominion Midstream's growth strategy, and the ability to complete planned construction or expansion projects at all or within the terms and timeframes initially anticipated.  Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages at facilities in which Dominion has an ownership interest, the impact of operational hazards and catastrophic events, state and federal legislative and regulatory developments, including changes in federal and state tax laws and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities, political and economic conditions, industrial, commercial and residential growth or decline in Dominion's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties.  Other risk factors are detailed from time to time in Dominion's quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

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CONTACTS:     Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
        Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

Dominion Resources, Inc. Consolidated Statements of Income * Unaudited (GAAP Based) (millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating Revenue	$ 3,082	$ 2,556	$ 11,733	$ 11,683

Operating Expenses
Electric fuel and other energy-related purchases	542	545	2,333	2,725
Purchased electric capacity	(8)	71	99	330
Purchased gas	203	105	455	551
Other operations and maintenance	931	720	3,064	2,595
Depreciation, depletion and amortization	447	358	1,559	1,395
Other taxes	148	119	596	551
Total operating expenses	2,263	1,918	8,106	8,147

Income from operations	819	638	3,627	3,536

Other income	61	69	250	196
Interest and related charges	295	230	1,010	904
Income from continuing operations including noncontrolling
interests before income taxes	585	477	2,867	2,828

Income tax expense	94	111	655	905

Net Income including noncontrolling interests	$ 491	$ 366	$ 2,212	$ 1,923
Noncontrolling interests	34	9	89	24

Net Income attributable to Dominion	$ 457	$ 357	$ 2,123	$ 1,899

Reported earnings per common share - diluted	$ 0.73	$ 0.60	$ 3.44	$ 3.20

Average shares outstanding, diluted	627.1	596.7	617.1	593.7

* The notes contained in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended December 31,
	2016	2015	Change

REPORTED EARNINGS [1]	$ 457	$ 357	$ 100

Pre-tax loss (income) [2]	256	98	158
Income tax [2]	(95)	(39)	(56)
Adjustments to reported earnings	161	59	102

OPERATING EARNINGS	$ 618	$ 416	$ 202
By segment:
Dominion Virginia Power	121	108	13
Dominion Energy [3]	243	171	72
Dominion Generation	331	218	113
Corporate and Other	(77)	(81)	4
	$ 618	$ 416	$ 202

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 0.73	$ 0.60	$ 0.13
Adjustments to reported earnings (after tax)	0.26	0.10	0.16
OPERATING EARNINGS	$ 0.99	$ 0.70	$ 0.29
By segment:
Dominion Virginia Power	0.19	0.18	0.01
Dominion Energy [3]	0.39	0.29	0.10
Dominion Generation	0.53	0.37	0.16
Corporate and Other	(0.12)	(0.14)	0.02
	$ 0.99	$ 0.70	$ 0.29
Common Shares Outstanding (average, diluted)	627.1	596.7

(millions, except earnings per share)	Twelve months ended December 31,
	2016	2015	Change

REPORTED EARNINGS [1]	$ 2,123	$ 1,899	$ 224

Pre-tax loss (income) [2]	359	220	139
Income tax [2]	(135)	(79)	(56)
Adjustments to reported earnings	224	141	83

OPERATING EARNINGS	$ 2,347	$ 2,040	$ 307
By segment:
Dominion Virginia Power	484	490	(6)
Dominion Energy [3]	726	680	46
Dominion Generation	1,397	1,120	277
Corporate and Other	(260)	(250)	(10)
	$ 2,347	$ 2,040	$ 307

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 3.44	$ 3.20	$ 0.24
Adjustments to reported earnings (after tax)	0.36	0.24	0.12
OPERATING EARNINGS	$ 3.80	$ 3.44	$ 0.36
By segment:
Dominion Virginia Power	0.78	0.82	(0.04)
Dominion Energy [3]	1.18	1.15	0.03
Dominion Generation	2.26	1.89	0.37
Corporate and Other	(0.42)	(0.42)	-
	$ 3.80	$ 3.44	$ 0.36
Common Shares Outstanding (average, diluted)	617.1	593.7

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion's website at www.dom.com/investors.
3)	2016 amounts include Dominion Questar operations as of September 16, 2016.

Schedule 2 - Reconciliation of 2016 Reported Earnings to Operating Earnings

2016 Earnings (Twelve months ended December 31, 2016)

The $359 million pre-tax net effect of the adjustments included in 2016 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•
$197 million additional charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities to comply with the EPA coal combustion residuals rule.

•	$74 million of transaction and transition costs associated with the Dominion Questar combination, which was completed in September 2016.
•	$65 million charge associated with an organizational design initiative and primarily comprised of employee severance benefits.
•	$23 million of restoration costs associated with Hurricane Matthew affecting our electric utility service territories.

(millions, except per share amounts)	1Q16	2Q16	3Q16	4Q16	YTD 2016	[2]
Reported earnings	$524	$452	$690	$457	$2,123
Adjustments to reported earnings [1]:
Pre-tax loss (income)	67	(12)	48	256	359
Income tax	(19)	1	(22)	(95)	(135)
	48	(11)	26	161	224
Operating earnings	$572	$441	$716	$618	$2,347
Common shares outstanding (average, diluted)	598.2	617.0	626.0	627.1	617.1
Reported earnings per share	$0.88	$0.73	$1.10	$0.73	$3.44
Adjustments to reported earnings (after-tax)	0.08	(0.02)	0.04	0.26	0.36
Operating earnings per share	$0.96	$0.71	$1.14	$0.99	$3.80

1) Adjustments to reported earnings are reflected in the following table:
	1Q16	2Q16	3Q16	4Q16	YTD 2016
Pre-tax loss (income):
Future ash ponds and landfill closure costs				197	197
Questar transaction and transition costs	2	5	53	14	74
Organizational design initiative	70	(5)			65
Hurricane Matthew costs				23	23
Other items	(5)	(12)	(5)	22	0
	$67	($12)	$48	$256	$359
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(19)	1	(10)	(95)	(123)
Divestiture tax settlement			(12)		(12)
	($19)	$1	($22)	($95)	($135)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.  For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 3 - Reconciliation of 2015 Reported Earnings to Operating Earnings

2015 Earnings (Twelve months ended December 31, 2015)

The $220 million pre-tax net effect of the adjustments included in 2015 reported earnings, but excluded from operating earnings, is primarily related to the following items:

~~•~~	$85 million charge associated with Virginia legislation enacted in February that required the write-off of Virginia Power prior-period deferred fuel costs during the first quarter of 2015.
•
$99 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of EPA coal combustion residuals rules in the second quarter of 2015.

•	$28 million net charge in connection with the Virginia Commission's final ruling associated with its biennial review of Virginia Power's base rates for 2013-2014 test years.

(millions, except per share amounts)	1Q15	2Q15	3Q15	4Q15	YTD 2015	[2]
Reported earnings	$536	$413	$593	$357	$1,899
Adjustments to reported earnings [1]:
Pre-tax loss (income)	76	27	19	98	220
Income tax	(28)	(11)	(1)	(39)	(79)
	48	16	18	59	141
Operating earnings	$584	$429	$611	$416	$2,040
Common shares outstanding (average, diluted)	589.9	592.5	595.5	596.7	593.7
Reported earnings per share	$0.91	$0.70	$1.00	$0.60	$3.20
Adjustments to reported earnings (after-tax)	0.08	0.03	0.03	0.10	0.24
Operating earnings per share	$0.99	$0.73	$1.03	$0.70	$3.44

1) Adjustments to reported earnings are reflected in the following table:
	1Q15	2Q15	3Q15	4Q15	YTD 2015
Pre-tax loss (income):
Write-off of deferred fuel costs	85				85
Future ash pond and landfill closure costs		45		54	99
Impact of Virginia Power biennial review				28	28
Other items	(9)	(18)	19	16	8
	$76	$27	$19	$98	$220

Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(28)	(11)	(7)	(39)	(85)
Deferred taxes refundable to utility customers			6		6
	($28)	($11)	($1)	($39)	($79)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.  For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 2016 Earnings to 2015

Preliminary, unaudited	Three Months Ended		Twelve Months Ended
(millions, except EPS)	December 31,		December 31,
	2016 vs. 2015		2016 vs. 2015
	Increase / (Decrease)		Increase / (Decrease)
Reconciling Items	Amount	EPS	Amount	EPS

Change in reported earnings (GAAP)	$100	$0.13	$224	$0.24

Change in Pre-tax loss (income) [1]	$158		$139
Change in Income tax [1]	(56)		(56)
Adjustments to reported earnings	$102	$0.16	$83	$0.12

Change in consolidated operating earnings	$202	$0.29	$307	$0.36

Dominion Virginia Power
Regulated electric sales:
Weather	$13	$0.02	($1)	-
Other	1	-	1	-
FERC Transmission equity return	11	0.02	41	0.07
Depreciation	(3)	-	(10)	(0.02)
Storm damage and service restoration	1	-	(16)	(0.03)
AFUDC equity return	(2)	-	(8)	(0.01)
Other	(8)	(0.01)	(13)	(0.02)
Share dilution	-	(0.01)	-	(0.03)
Change in contribution to operating earnings	$13	$0.01	($6)	($0.04)

Dominion Energy
Gas Distribution margin	$10	$0.02	$13	$0.02
Farmout transaction	(1)	-	(48)	(0.08)
Dominion Questar combination[2]	73	0.12	78	0.13
Other	(10)	(0.02)	3	0.01
Share dilution	-	(0.02)	-	(0.05)
Change in contribution to operating earnings	$72	$0.10	$46	$0.03

Dominion Generation
Regulated electric sales:
Weather	$24	$0.04	$2	-
Other	1	-	13	0.02
Merchant generation margin	8	0.01	(34)	(0.06)
Rate adjustment clause equity return	6	0.01	24	0.04
Renewable energy investment tax credits	6	0.01	186	0.31
Noncontrolling interest related to solar partnerships	(8)	(0.01)	(28)	(0.05)
Depreciation	(10)	(0.02)	(25)	(0.04)
Electric capacity	48	0.08	137	0.23
Other	38	0.06	2	0.01
Share dilution	-	(0.02)	-	(0.09)
Change in contribution to operating earnings	$113	$0.16	$277	$0.37

Corporate and Other
Renewable energy investment tax credits	$25	$0.04	-	-
Other	(21)	(0.02)	(10)	-
Change in contribution to operating earnings	$4	$0.02	($10)	-

Change in consolidated operating earnings	$202	$0.29	$307	$0.36

Change in adjustments included in reported earnings[1]	($102)	($0.16)	($83)	($0.12)

Change in consolidated reported earnings	$100	$0.13	$224	$0.24

1)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion's website at www.dom.com/investors.

2)	Excludes financing impact of Dominion Questar combination.
Note: Figures may not add due to rounding